Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT
NAME OF SUBSIDIARY*	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Tekelec Argentina S.R.L.	Argentina
Tekelec International Australia Pty Ltd	Australia
Tekelec International, SPRL	Belgium
Tekelec do Brasil Ltda.	Brazil
Tekelec Canada Inc.	Canada
Tekelec Columbia Ltda.	Columbia
Tekelec Czech Republic s.r.o.	Czech Republic
Tekelec International Inc.	Delaware
Tekelec France SAS	France
iptelorg GmbH	Germany
Tekelec Germany GmbH	Germany
Tekelec Hong Kong Limited	Hong Kong
Tekelec Systems India Private Limited	India
Tekelec Italy s.r.l.	Italy
Tekelec Malaysia Sdn. Bhd.	Malaysia
mBalance (Malaysia) Sdn Bho	Malaysia
Tekelec Mexico S. de R.L. de C.V.	Mexico
Tekelec Netherlands Group B.V.	The Netherlands
Tekelec Netherlands B.V.	The Netherlands
Tekelec Netherlands Research B.V.	The Netherlands
Tekelec Netherlands Research North B.V.	The Netherlands
Tekelec Netherlands Research North-East B.V.	The Netherlands
Tekelec Netherlands Research North-West B.V.	The Netherlands
Tekelec Netherlands Research South B.V.	The Netherlands
Tekelec Netherlands Research West B.V.	The Netherlands
mBalance Research South-East B.V.	The Netherlands
Tekelec Singapore Pte. Ltd.	Singapore
mBalance (Asia) Pte Ltd	Singapore
mBalance (Asia Pacific) Pte Ltd	Singapore
Tekelec Telecomm Equipment (Proprietary) Limited	South Africa
Tekelec Spain, S.L.	Spain
Tekelec Taiwan Co., Ltd.	Taiwan
Tekelec Limited	United Kingdom

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* The subsidiaries of the Registrant do not do business under any name other than as listed above.